Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-214363) on Form S-8 of Ottawa Bancorp, Inc. of our report dated March 28, 2018, relating to the consolidated financial statements of Ottawa Bancorp, Inc., appearing in this Annual Report on Form 10-K of Ottawa Bancorp, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Chicago, Illinois

March 28, 2018